Exhibit 5.1

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

DDC Enterprise Limited Harbour Place, 2nd Floor 103 South Church Street P.O. Box 472, George Town Grand Cayman KY1-1106 Cayman Islands

24 October 2025

Dear Sirs

DDC Enterprise Limited

We have acted as Cayman Islands legal advisers to DDC Enterprise Limited (the “Company”) in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on 24 October 2025, related to the sale by certain shareholders of the Company of up to 12,100,000 Class A Ordinary shares of par value US$0.40 per share (the “Sale Shares”).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

We are furnishing this opinion letter as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws and practice of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, as to matters of fact, and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for the Sale Shares and there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the authorized share capital of the Company is US$80,188,000 divided into 200,000,000 Class A Ordinary Shares of par value US$0.40 each, 1,750,000 Class B Ordinary Shares of US$0.016 par value each, and 10,000,000 preferred shares of par value US$0.016 each; and

3.3	the issue and allotment of the Sale Shares have been duly authorised and when allotted, issued and paid for as contemplated by the Resolution and the Registration Statement, the Sale Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, in the absence of a contractual arrangement to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation of the Company dated 12 March 2021 and the Certificate of Incorporation on Change of Name dated 20 April 2021;

2	the register of directors of the Company;

3	the Tenth Amended and Restated Memorandum and Articles of Association of the Company as amended on 22 April 2024 and on 4 April 2025 (the “M&A”);

4	the written resolutions of the board of directors of the Company dated 8 October 2025 (the “Resolutions”);

5	a certificate of good standing relating to the Company dated 19 September 2025 issued by the Registrar (the “Certificate of Good Standing”);

6	a certificate from a Director of the Company addressed to Travers Thorp Alberga, a copy of which is attached hereto (the “Director’s Certificate”); and

7	the Registration Statement.

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